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                                                                   Exhibit 99.01
                          MEMORANDUM OF UNDERSTANDING
                            Dated October 29, 1997



          FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. (together with its subsidiaries "FBR") and PNC BANK CORP. (together with its subsidiaries, "PNC") hereby set forth their current intentions to establish an ongoing strategic relationship in this non-binding Memorandum of Understanding. Substantially simultaneously with the execution of this Memorandum of Understanding, FBR and PNC are entering into a binding securities purchase agreement relating to the purchase of shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of FBR by PNC substantially simultaneously with the closing of the proposed initial public offering of shares of Class A Common Stock by FBR.

     1. The parties hereto intend to establish an ongoing strategic business relationship with respect to selected capital markets and other activities. The relationship between the parties shall remain on an arm's-length business basis, subject to termination at will by either party at any time, and shall in no manner be construed to constitute a joint venture, partnership or other fiduciary relationship. Neither party shall exercise a controlling influence over any aspect of the other party's business or corporate affairs. Each party shall exercise full independent discretion in the operation of its own business affairs and shall have full legal responsibility for its own affairs and any consequences resulting therefrom. Neither party shall have any financial obligation to the other party pursuant to the terms of this Memorandum of Understanding, except to the extent such obligations arise pursuant to independent arm's-length business transactions that the parties may engage in as contemplated hereunder.

     2. FBR and PNC will have a strategic alliance in the interest of helping PNC to build the equity and high yield capabilities of PNC's section 20 subsidiary, PNC Capital Markets Inc. ("PNC Capital Markets") upon the receipt by PNC of full tier 2 equity powers. FBR will invite PNC Capital Markets to participate in selected equity and high yield offerings on which FBR is acting as lead underwriter or placement agent on a case-by-case basis as FBR deems appropriate, subject in all instances to the suitability to the issuer's needs and such issuer's consent.

     3. FBR shall be the exclusive independent broker dealer to which PNC and its affiliates shall refer all underwriting and high yield business that is not conducted by PNC, PNC Capital Markets, and its affiliates, with an emphasis on developing a
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strong referral business from PNC's middle market and industry specialty customer base. FBR shall endeavor to the fullest extent compatible with the needs of such referral clients, and subject to the consent of such clients, to include PNC Capital Markets as a co-lead underwriter or co-placement agent on such referred business (with FBR having the left-hand placement and PNC Capital Markets having the right-hand placement on such offerings).

     4. FBR and PNC will explore potential strategic relationships in other business lines, including, without limitation, mergers and acquisitions advisory services, merchant banking and venture capital activities, assets management and real estate advisory services.

     5. PNC shall work with FBR to provide enhanced derivatives, asset securitization, bridge lending and other bank debt financing products to the FBR client base. PNC shall be the commercial bank to which FBR first refers business in the areas of derivatives, asset securitization, bridge lending and bank debt financing. The parties will explore the possibility of forming bridge and/or equity and venture capital funds to serve the common needs of their respective client bases.

     6. Referral and/or co-underwriter arrangements shall be determined on a case-by-case basis, and shall in all instances be established on an independent arm's-length basis.

     7. It is the intention of FBR and PNC that the relationship contemplated by this Memorandum of Understanding be exclusive to PNC in business lines where PNC's business is national and, for business lines that are not national in scope, that this relationship be exclusive to PNC in the regions where PNC does business. Each of FBR and PNC will provide the other with prior notice of any proposed strategic alliances into which it intends to enter in any of the business lines discussed herein.


                                *      *      *

The aforesaid accurately reflects our understanding. Signed this 29th day of October, 1997 by:


FRIEDMAN, BILLINGS, RAMSEY                   PNC BANK CORP.
GROUP, INC. (a Virginia corporation)

/s/ Emanuel Friedman                         /s/ Walter Gregg
----------------------------------           ----------------------------------
Name: Emanuel Friedman                       Name: Walter Gregg
Title : Chairman and Chief                   Title: Senior Executive Vice
        Executive Officer                           President and Chief
                                                    Financial Officer